Exhibit 99.1

ARIAD Presents Preclinical Data on Its Kinase Inhibitor, AP24534, Demonstrating Mechanism-Based Activity in Solid Tumors

CAMBRIDGE, Mass.--(BUSINESS WIRE)--October 24, 2008--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today presented, for the first time, results of studies on its investigational, multi-targeted kinase inhibitor – AP24534 – showing anti-tumor activity in preclinical cancer models. These data were released at the EORTC-NCI-AACR (ENA) symposium on “Molecular Targets and Cancer Therapeutics” held in Geneva, Switzerland this week.

AP24534 demonstrated potent inhibition of selected kinase targets that control tumor growth and angiogenesis, notably all four receptors for fibroblast growth factors (FGFRs). The product candidate also inhibits the receptors for vascular endothelial growth factors (VEGFR), and angiopoietin (Tie-2) and, to a lesser degree, platelet-derived growth factor (PDGFR). Activity against all four receptor families is a distinguishing feature of AP24534 that was not seen with the other multi-targeted kinase inhibitors tested. In vivo mechanistic studies also demonstrated the potent, anti-tumor activity of the product candidate in mouse models of colon cancer and melanoma.

“These data demonstrate for the first time the preclinical activity of AP24534 against a variety of tumor growth and angiogenesis targets,” said Timothy Clackson, Ph.D., senior vice president and chief scientific officer of ARIAD. “The data highlight the potential for AP24534 to treat solid tumors based on its unique profile. Our dose-escalating Phase 1 clinical trial of AP24534, also an inhibitor of Bcr-Abl and Flt3, is progressing in patients with hematological malignancies, and we look forward to advancing AP24534 into clinical development for selected solid tumors as well.”

Data from the in vivo studies presented today show a number of key characteristics of AP24534 activity in solid tumors:

  Potent inhibition of new blood vessel formation in angiogenesis assays.
  Statistically significant inhibition of tumor growth with daily oral doses as low as 5 mg/kg and nearly complete inhibition of growth observed at higher doses. An intermittent, twice weekly dosing schedule was also efficacious.
  Anti-tumor activity at relatively low blood levels, suggesting that anti-angiogenesis accounts for much of the activity in these cancer models.

ARIAD now plans to advance the clinical development of AP24534 in patients with solid tumors and expects to initiate Phase 2 clinical trials based on its assessment of the clinical data from the ongoing Phase 1 study of AP24534 in patients with hematological malignancies, as well as these reported preclinical data.

About AP24534

ARIAD's second oncology product candidate, AP24534, is an investigational oral multi-targeted tyrosine kinase inhibitor that has broad potential applications in cancer. In preclinical studies, AP24534 has demonstrated potent inhibition of kinase targets associated with drug-resistant chronic myeloid leukemia and acute myeloid leukemia, as well as proliferation and angiogenesis in multiple solid tumors. In addition to an ongoing Phase 1 clinical study in hematological malignancies, further clinical development in patients with solid tumors is expected to begin in 2009. Additional information about the ongoing clinical trial can be found at http://clinicaltrials.gov/ct2/show/NCT00660920?term=AP24534&rank=1.

AP24534 and Solid Tumors

Malignant tumors cannot grow beyond a certain size without essential nutrients and oxygen. Angiogenesis is a key process in tumor growth and spread in which tumors induce the growth of new blood vessels to the tumor from pre-existing vessels; these new blood vessels provide the tumor with oxygen and nutrients, allowing these cells to grow, invade nearby tissue and spread to other parts of the body. To induce angiogenesis, tumors secrete various growth factors, such as VEGF, which send chemical signals to existing blood vessels to stimulate the growth of new blood vessels. Currently available angiogenesis inhibitors are designed to stop the effects of the protein VEGF on tumors, interfering with the development of new blood vessels and blocking the supply of oxygen and nutrients that the tumor needs to grow and spread. However, studies have shown that resistance to VEGF inhibitors is associated with higher expression of additional growth factors, in particular members of the FGF and angiopoietin families. Simultaneous inhibition of VEGFR, FGFR, the angiopoietin 1 receptor (Tie2), and PDGF by AP24534 is expected to provide more potent inhibition of angiogenesis that is less prone to resistance than blocking VEGF alone. In addition, expression or activation of FGFR occurs in multiple tumor types and identifies FGFR as a promising target for inhibiting tumor growth.

About ARIAD

ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. ARIAD is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. ARIAD has a global partnership with Merck & Co., Inc. to develop and commercialize deforolimus, ARIAD's lead cancer product candidate, which is in Phase 3 clinical development. ARIAD's second oncology product candidate, oral AP24534, is a novel multi-targeted kinase inhibitor in Phase 1 clinical development in hematological cancers. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-κB treatment methods, and the discovery and development of drugs to regulate NF-κB cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

This press release contains “forward-looking statements.” Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the costs associated with our research, development, manufacturing and other activities, the conduct and results of pre-clinical and clinical studies of our product candidates, difficulties or delays in obtaining regulatory approvals to market products resulting from our development efforts, our reliance on our strategic partners and licensees and other key parties for the successful development, manufacturing and commercialization of products, the adequacy of our capital resources and the availability of additional funding, patent protection and third-party intellectual property claims relating to our and any partner's product candidates, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-κB patent portfolio, the merger of the Company with its former subsidiary, ARIAD Gene Therapeutics, Inc., future capital needs, risks related to key employees, markets, economic conditions, prices, reimbursement rates and competition, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208